Testing the Waters Materials Related to Series #KIRBY

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From the Rally Twitter Page (@OnRallyRd)

#KIRBY

'92 GAME BOY KIRBY'S DREAM LAND

THIS INITIAL OFFERING IS COMING SOON!


GAME BOY
KIRBY'S
DREAM LAND

CURRENT VALUE: $60,000

OFFERING FOR THIS ASSET IS NOT YET SCHEDULED. CHECK BACK SOON

#KIRBY

'92 GAME BOY KIRBY'S DREAM LAND

FINANCIALS

Initial Offering Share Price	$6.00
Number of Shares	10,000
Initial Offering Market Cap.	$60,000
Storage Location	Rally

ASSET SPECIFICATIONS

Game	Kirby's Dream Land
System	Game Boy
Manufacturer	Nintendo
Production Year	1992
Box Variant	Made in Japan, No Rating
Rarity	1 of 1 (Wata 9.8 A++)
Authentication	Wata
Box Grade	9.8
Seal Rating	A++
Certification No.	578190-081

DESCRIPTION OF SERIES 1992 GAME BOY KIRBY'S DREAM LAND VIDEO GAME

Investment Overview

- Upon completion of the Series #KIRBY Offering, Series #KIRBY will purchase a 1992 Game Boy Kirby's Dream Land Video Game graded Wata 9.8 A++ for Series #KIRBY (The "Series 1992 Game Boy Kirby's Dream Land Video Game" or the "Underlying Asset" with respect to Series #KIRBY, as applicable), the specifications of which are set forth below.
- The Game Boy is a handheld video game console developed by Nintendo and released in North America in 1989. It was Nintendo's second handheld console after the 1980 Game & Watch.
- Kirby is a popular Nintendo character known for his ability to absorb enemy's powers and coopting them as his own in gameplay.
- The Underlying Asset is a 1992 Game Boy Kirby's Dream Land Video Game graded Wata 9.8 A++.

Asset Description

Overview & Authentication

- Nintendo released the Game Boy in North America in 1989 at a price of $89.99 with "Tetris" as its pack-in game.
- The original Game Boy and the Game Boy Color (released in 1998) combined sold over 118 million units.
- On its first day on sale in North America in July 1989, the original Game Boy sold 40,000 units, including one million units during the following Christmas season.
- At first the Game Boy largely featured titles inspired by previous NES hits, relying on scaled-down version of successful games to fuel the early years of the console.
- According to IGN, the console lacked titles with "appealing new characters." But with the release of Kirby's Dream Land in 1992, "all that changed."
- According to IGN, "The unconventional character was unlike anything Nintendo had tried before."
- Kirby was created at HAL Laboratory in Japan by Masahiro Sakurai, a "young designer was tasked with creating a game that anyone could pick up and enjoy." Sakurai gave Kirby the ability to fly, and later on added the ability to absorb and mimic enemy's powers.
- Sakurai later told the story of Kirby's initial origins: "I needed a dummy character to represent what the real character would be doing in the game… I just put a Kirby-shaped blob in my presentation as a place-holder, but everyone liked it so much we decided to keep it in the game without any major changes."
- Kirby's Dream Land sold over 5 million units.
- Kirby's Dream Land began a long-running franchise spanning almost three decades, including more than a dozen of sequels and spin-offs.
- Kirby has also been featured as a long-running character in the Smash Bros. series as well as a 2001 TV show titled "Kirby: Right Back at Ya!"
- The Underlying Asset has been issued a grade of 9.8 A++ by Wata with Certification No. 578190-081.

Notable Features

- The Underlying Asset is a 1992 Game Boy Kirby's Dream Land Video Game graded Wata 9.8 A++.
- The Underlying Asset is the 1 of 1 1992 Game Boy Kirby's Dream Land Video Game examples graded Wata 9.8 with none higher.

Notable Defects

- The Underlying Asset shows signs of wear consistent with its condition grade from Wata Games.

Details

Series 1992 Game Boy Kirby's Dream Land Video Game	
Game	Kirby's Dream Land
System	Game Boy
Manufacturer	Nintendo
Production Year	1992
Box Variant	Made in Japan, No Rating, First-party H-Seam
Rarity	1 of 1 (Wata 9.8)
Authentication	Wata Games
Box Grade	9.8
Seal Rating	A++
Certification No.	578190-081

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series 1992 Game Boy Kirby's Dream Land Video Game going forward.

#KIRBY | $60K

COMPARABLE ASSET VALUE



ASSET VALUE
+860%

TRANSACTIONS
3

"The unconventional character was unlike anything Nintendo had tried before."

IGN

June 2012

#KIRBY

'92 GAME BOY KIRBY'S DREAM LAND

When the Game Boy was released in 1989 it was an immediate hit, selling one million units during its first Christmas season and becoming Nintendo's latest success story. But for its first few years, the Game Boy mainly featured revamped NES titles, riding the coattails of proven franchises. Then, in 1992, Kirby's Dream Land brought a totally unique character to the console — a gamble that paid off as the title eventually sold over 5 million copies. #KIRBY is a 1992 Game Boy Kirby's Dream Land Video Game graded Wata 9.8 A++, making it the single highest-graded copy in the Wata population.

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GAME PAK

#KIRBY | *Visuals*

Kirby was originally used as a "dummy character" to act as a placeholder in an early demo of the game, but the character was so well-liked that they decided to keep it in the game.

LAUNCH GALLERY ›

#KIRBY | *Timeline*

Sep. 1889 Nintendo Karuta is founded in Kyoto, Japan by Fusajiro Yamauchi as a playing card production company.

Jan. 1959 Nintendo and Walt Disney enter into an agreement to print cards featuring Disney's animated characters.

Jan. 1962 Nintendo lists its stock on the second section of the Osaka Stock Exchange and the Kyoto Stock Exchange.

Jan. 1980 The first handheld video game platform, the "Game & Watch" is released by Nintendo in Japan, eventually selling 40 million units worldwide.

Jul. 1989 Nintendo releases the Game Boy in North America.

Aug. 1992 Kirby's Dreamland is released for the Game Boy. #KIRBY is printed.

Oct. 2001 The beloved pink blob gets its own TV show with Kirby: Right Back at Ya! The show would run for four seasons.

Aug. 2021 Rally enters into an agreement to acquire #KIRBY and offer it on the Rally platform.

Rally @OnRallyRd · Sep 12

Happy National Video Game Day 🎮🕹️

Some of the *many* games coming 🔜

[disclosures: rallyrd.com/disclaimer]



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